Exhibit 99.1

November 21, 2022

Ivanhoe Electric Announces Key Additions to its Senior

Management Team

Longtime External Counsel Quentin Markin Will Come In-House as Executive Vice-President, Business Development and

Strategy Execution

Jordan Neeser Joins the Company as Chief Financial Officer

NEW YORK, New York – Ivanhoe Electric (NYSE American: IE; TSX: IE) Executive Chairman Robert Friedland and President and Chief Executive Officer Taylor Melvin are pleased to announce key additions to Ivanhoe Electric’s senior management team.

Long serving external counsel Quentin Markin will come in-house as Executive Vice-President, Business Development and Strategy Execution, while Jordan Neeser will join as the Company’s Chief Financial Officer.

Concurrent with the addition of Mr. Markin and Mr. Neeser, several existing members of Ivanhoe Electric’s management team will be assuming new roles.

•	Catherine Barone, current Interim Chief Financial Officer, remains with the Company as Senior Vice-President, Finance.
•	Graham Boyd, current Vice-President, U.S. Projects, will be elevated to Senior Vice-President, U.S. Projects.
•	Glen Kuntz, current Chief Technical and Innovation Officer, will become Senior Vice-President, Mine Development, where he will lead the Company’s efforts to advance its exploration projects through the development stage.

These changes follow the recent announcement of Taylor Melvin’s appointment as President and Chief Executive Officer and former President Eric Finlayson assuming the role of Chief of Global Exploration.

Robert Friedland will become the Executive Chairman of Ivanhoe Electric.

All appointments and changes are effective today, except Mr. Markin, who will join the Company on January 1, 2023.

Robert Friedland commented: “Today’s announcement completes the build-out of the senior management team that will lead Ivanhoe Electric through its next stages of development. We’ve come from a private company through our successful NYSE IPO. We have now put in place the necessary talent with the experience and skillsets to manage, sustain and grow the Company. We have at least two flagship projects – Santa Cruz and Tintic, as well as significant investments in four listed companies, an industry leading portfolio of more than half a dozen other exploration projects in the United States, a world-leading grid-scale vanadium redox flow battery business, and our proprietary geophysical survey technology, known as Typhoon™, coupled with Computational Geosciences Inc., our industry leading software company. This outstanding portfolio of assets now has the leadership to grow it all.”

Taylor Melvin commented, “With today’s announcements and the strong existing management team that was already in place, we are confident that we have the dedicated people to take Ivanhoe Electric to the next level. Creating shareholder value in the mining industry requires not only high-quality assets but more importantly a high-quality team focused on a disciplined business plan. We certainly have both.”

Mr. Markin is a seasoned mining lawyer with 24 years’ experience, all with the Canadian firm Stikeman Elliott LLP, where he has been a partner since 2008. Over his career, he has lived and practiced in the world’s mining centers - Sydney, London, Vancouver and Toronto. Mr. Markin’s practice focused on M&A, project development and financing matters for mining companies globally and has been recognized by international legal consultancy Chambers for 11 years as a mining law expert. Mr. Markin has acted for Ivanhoe Electric since its inception, as well as other Ivanhoe group companies, including Ivanhoe Mines, but also senior producers, junior exploration companies, and investment banks. His notable transactions outside of the Ivanhoe Group include the 2007 C$1.2 billion IPO of Franco-Nevada and the 2015 acquisition by OceanaGold of Romarco Minerals and its Haile Gold Mine located in South Carolina for around C$856 million. Mr. Markin received his Bachelor of Law Degree from the University of Ottawa, Canada, and holds an M.A. in International Relations from the Norman Patterson School of International Affairs, Ottawa, Canada.

Mr. Neeser is a finance executive with 18 years of experience in financial reporting, corporate development, and corporate finance, primarily in the mining sector. Most recently Mr. Neeser was CFO and Corporate Secretary at TSX listed Gold Standard Ventures, which was acquired by Orla Mining (TSX:OLA) in August, 2022. Mr. Neeser was previously CFO of Conifex Timber (TSX:CFF), and before that spent eight years with First Quantum (TSX:FM) as both Group Controller and Director, Business Development. Mr. Neeser started his career with KPMG, is a Chartered Public Accountant, Chartered Accountant, and holds a Bachelor of Commerce degree from the University of British Columbia, Vancouver, Canada.

About Ivanhoe Electric

Ivanhoe Electric is an American technology and mineral exploration company that is re-inventing mining for the electrification of everything by combining advanced mineral exploration technologies, renewable energy storage solutions and electric metals projects predominantly located in the United States. Ivanhoe Electric uses its Typhoon™ transmitter, an accurate and powerful geophysical survey system, together with advanced data analytics provided by its subsidiary, Computational Geosciences, to accelerate and de-risk the mineral exploration process as well as to potentially discover deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. Through its controlling interest in VRB Energy, Ivanhoe Electric also develops and manufactures advanced grid-scale vanadium redox battery storage systems. Finally, through advancing its portfolio of electric metals projects located primarily in the United States, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as projects in Montana, Oregon and North Carolina, Ivanhoe Electric is also well positioned to support American supply chain independence by delivering the critical metals necessary for electrification of the economy.

Contact Information

Investors

Evan Young, Vice President of Corporate Development

604-689-8765

Valerie Kimball, Director, Investor Relations

720-933-1150